Securities and Exchange Commission
Washington, DC

RE:   Pinnacle Resources, Inc.

We have read Item 4.01 of Form 8-K dated January 11, 2008 and we do not disagree with it.


/s/ Cordovano and Honeck LLP


Cordovano and Honeck LLP
Englewood, Colorado
January 14, 2008